Exhibit 10.9.41

EXECUTION

AMENDMENT NO. 4

TO MASTER REPURCHASE AGREEMENT

Amendment No. 4 to Master Repurchase Agreement, dated as of December 16, 2016 (this “Amendment”), by and between Bank of America, N.A. (“Buyer”) and United Shore Financial Services, LLC (“Seller”).

RECITALS

Buyer and Seller are parties to that certain Master Repurchase Agreement, dated as of December 31, 2014 (as amended from time to time, the “Existing Master Repurchase Agreement”; and as amended by this Amendment, the “Master Repurchase Agreement”).

Buyer and Seller have agreed, subject to the terms and conditions of this Amendment, that the Existing Master Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Master Repurchase Agreement.

Accordingly, Buyer and Seller hereby agree, in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Master Repurchase Agreement is hereby amended as follows:

SECTION 1.     Notice. Section 9.3 of the Existing Master Repurchase Agreement is hereby amended by (i) deleting the “and” at the end of clause (p); (ii) deleting the “.” at the end of clause (q) and replacing it with “; and”; and (iii) adding the following new clause:

(r)

any settlement with, or issuance of a consent order by, any Governmental Authority, in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder exceeds [***] in the aggregate.

SECTION 2.     Events of Default. Section 11.1 of the Existing Master Repurchase Agreement is hereby amended by:

2.1 deleting clause (u) in its entirety and replacing it with the following:

(u)

(i) a breach of any of Seller’s or Servicer’s subservicing obligations, including, but not limited to, its failure to deposit any funds required to be deposited under Section 6.2(g) into the Custodial Account, or (ii) a Servicer Termination Event shall occur and Seller has not (A) appointed a successor servicer acceptable to Buyer and (B) delivered a fully executed Servicer Notice with such successor servicer, in each case within sixty (60) days, or such other date as determined by Buyer in its sole discretion, following the occurrence of such Servicer Termination Event;

2.2 (i) deleting the “or” at the end of clause (x); (ii) deleting the “.” at the end of clause (y) and replacing it with “; or”; and (iii) adding the following new clause:

(z)	Seller has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines,

[1]

Certain portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. This information is not material and would likely cause competitive harm to the registrant if publicly disclosed. “[***]” indicates that information has been redacted.

penalties, settlement amounts or any other amounts owed by Seller thereunder exceeds [***] in the aggregate; provided, that an Event of Default shall be deemed not to occur if Buyer, in its sole discretion, within five (5) Business Days following receipt of notice from Seller pursuant to Section 9.3(r), of Seller’s entry into any such settlement or consent order, provides written approval to Seller (which may be via electronic mail), that such settlement or consent order by Seller is acceptable to Buyer.

SECTION 3. Definitions. Exhibit A to the Existing Master Repurchase Agreement is hereby amended by:

3.1 deleting the definitions of “Accepted Servicing Practices”, “Applicable Pricing Rate”, “Government Mortgage Loan”, “Jumbo Asset Depletion Mortgage Loan”, “Jumbo Mortgage Loan”, “Jumbo Non-Warrantable Condo Mortgage Loan”, “Mortgage Loan Documents”, “Reportable Event”, “Servicer Termination Event” and “Type” in their entirety and replacing them with the following, respectively:

Accepted Servicing Practices: With respect to any Purchased Mortgage Loan, those accepted and prudent mortgage servicing practices and procedures (including collection procedures) of prudent mortgage lending institutions which service mortgage loans of the same type as such Purchased Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR, and (ii) the LIBOR Floor. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis. Notwithstanding the foregoing, under no circumstances shall the Applicable Pricing Rate be less than zero.

Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that is:

(a) subject to FHA Mortgage Insurance under a FHA Mortgage Insurance Contract and is so insured, or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, was originated in Strict Compliance with the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations, including the FHA Regulations general loan limits and the high-cost area loan limits;

(b) subject to a guarantee by the VA under a VA Loan Guaranty Agreement, or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended, was originated in Strict Compliance with VA Regulations and the Ginnie Mae

Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations, including the FHA Regulations general loan limits and the high-cost area loan limits;

(c) eligible to be guaranteed by the RD under a RD Loan Guaranty Agreement, and is so guaranteed pursuant to the provisions of the RD Regulations, and was originated in Strict Compliance with RD Regulations and the Ginnie Mae Guide, is eligible for inclusion in the Ginnie Mae Program, and unless otherwise agreed to by Buyer in its sole discretion, does not exceed the applicable maximum mortgage limits as set forth in the FHA Regulations, including the FHA Regulations general loan limits and the high-cost area loan limits.

Jumbo Asset Depletion Mortgage Loan: A Jumbo Mortgage Loan that (a) is not a Qualified Mortgage and (b) was originated by Seller or a third party originator and acquired by Seller in accordance with Seller’s origination and/or underwriting guidelines, taking into account the related Mortgagor’s documented and qualifying income from existing assets other than wages and salaries.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date, unless otherwise agreed to by Buyer (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located, and (iii) meets the transaction requirements set forth on the respective schedule to the Transactions Terms Letter.

Jumbo Non-Warrantable Condo Mortgage Loan: Any Jumbo Mortgage Loan as to which the related Mortgaged Property constitutes a condominium unit that was not originated in compliance with, or no longer satisfies the requirements of, the applicable Agency Guides.

Mortgage Loan Documents: With respect to each Purchased Mortgage Loan, each document listed on Exhibit 12 to the Custodial Agreement.

Reportable Event: An event described in Section 4043(c) of ERISA with respect to a Plan as to which the thirty (30) days’ notice requirement has not been waived by the PBGC.

Servicer Termination Event: The occurrence of any of the following conditions or events shall be a Servicer Termination Event:

(a)     Servicer ceases to meet the qualifications for maintaining all Approvals, such Approvals are revoked or such Approvals are materially modified;

(b)     Servicer becomes subject to any penalties (in excess of [***] individually or in the aggregate), restitution (in excess of [***] individually or in the aggregate) or sanctions by any Agency, HUD, FHA, VA, or RD;

(c)     Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with applicable Agency Guides resulting in a diminution in value of any such Eligible Asset;

(d)     Servicer fails to service the Eligible Assets subject to Transactions materially in accordance with the related Servicing Agreement or otherwise default under the related Servicing Agreement, after giving effect to any applicable notice or grace periods;

(e)     Servicer fails to maintain all state and federal licenses necessary to do business in any jurisdiction where Mortgaged Property is located if such license is required, or to be in compliance with any licensing laws of any jurisdiction where Mortgaged Property is located;

(f)    (i) Servicer or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, or shall otherwise breach the terms of any instrument, agreement or contract between Servicer or such other entity on the one hand, and Buyer or any of Buyer’s Affiliates on the other; or (ii) Servicer or any of its Subsidiaries or Affiliates shall default under, or fail to perform as required under, the terms of any repurchase agreement, loan and security agreement or similar credit facility, any agreement for borrowed funds or any other material agreement entered into by Servicer or such other entity and any third party;

(g)     an Insolvency Event shall have occurred with respect to Servicer or any of its Affiliates or Subsidiaries; or Servicer shall admit in writing its inability to, or intention not to, perform any of its obligations under this Agreement or any of the other Principal Agreements to which it is a party; or Buyer shall have determined in good faith that Servicer is unable to meet its financial commitments as they come due;

(h)     a Change of Control shall occur with respect to Servicer, which has not been approved by Buyer; or

(i)     a Material Adverse Effect shall occur with respect to Servicer.

Type: A specific type of mortgage loan, as set forth in the Transactions Terms Letter.

3.2 adding the following definition in its proper alphabetical order:

Servicemen’s Readjustment Act: The Servicemen’s Readjustment Act of 1944, as amended from time to time and any successor statute.

SECTION 4. Representations and Warranties. Exhibit L to the Existing Master Repurchase Agreement is hereby amended by deleting clause (q) in its entirety and replacing it with the following:

(q)

Occupancy and Use of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. Solely with respect to Jumbo Mortgage Loans and to the best of Seller’s knowledge, the Mortgaged Property is not being used for business purposes, as defined in the Federal Truth-in-Lending Act of 1968, as amended, and Regulation Z thereunder.

SECTION 5. Fees and Expenses. Seller hereby agrees to pay to Buyer, on demand, any and all reasonable fees, costs and expenses (including reasonable fees and expenses of counsel) incurred by Buyer in connection with the development, preparation and execution of this Amendment, irrespective of whether any transactions hereunder are executed.

SECTION 6. Conditions Precedent. This Amendment shall become effective as of the date hereof upon Buyer’s receipt of this Amendment, executed and delivered by a duly authorized officer of Buyer and Seller.

SECTION 7. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Master Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 8. Counterparts. This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 9. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 10. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BANK OF AMERICA, N.A., as Buyer

By:	/s/ Adam Robitshek
Name:	Adam Robitshek
Title:	Vice President

UNITED SHORE FINANCIAL SERVICES, LLC, as Seller

By:	/s/ Timothy J. Forrester
Name:	Timothy J. Forrester
Title:	CFO & EVP

Signature Page to Amendment No. 4 to Master Repurchase Agreement